Exhibit 99.1

Nkarta Reports Fourth Quarter and Full Year 2024 Financial Results and Corporate Highlights

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Differentiated development program includes two Nkarta clinical trials and two investigator-sponsored trials of NKX019 in rheumatic and neurological diseases
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Initial data for NKX019 in multiple autoimmune indications expected in second half of 2025
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Restructuring and workforce reduction of 34% (53 positions), including freezing of some future hires, to extend cash runway by more than one year to enable clinical milestones while having ample cash runway following the realization of those milestones
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Cash balance of $380.5 million on December 31, 2024, including cash, cash equivalents and investments, expected to fund operations into 2029

SOUTH SAN FRANCISCO, Calif., March 26, 2025 -- Nkarta, Inc. (Nasdaq: NKTX), a clinical-stage biopharmaceutical company developing engineered natural killer (NK) cell therapies, today reported financial results for the fourth quarter and year ended December 31, 2024.

“As the validation of cellular therapy in autoimmune disease expands to include CAR NK cells, we remain confident that the potential safety and accessibility advantages of NKX019 will allow it to occupy an important place in the future treatment of autoimmune disease,” said Paul J. Hastings, CEO of Nkarta. “The opportunity that novel B-cell targeting therapies like NKX019 have to become transformative is substantial, creating a highly competitive development landscape. The integration of cellular therapy into traditionally outpatient-based specialties has been challenging and has required time and investment. We plan to provide our initial clinical update from the Ntrust-1 and Ntrust-2 studies in the second half of 2025.”

“To ensure that Nkarta is strongly positioned financially to achieve multiple value-generating milestones within our existing cash and to set the stage for an efficient regulatory pathway for NKX019, we have implemented a restructuring plan, including a significant reduction of our workforce. The restructuring prioritizes investment in clinical execution and impacts every level of the organization, including reducing the executive leadership team by over 50%.”

“We believe that this decision is necessary in today’s challenging financial and competitive environment to fulfill Nkarta’s vision of bringing potentially life-saving cellular therapies to people with autoimmune disease. Saying goodbye to cherished and talented team members is very difficult, and we pay tribute to them and their families for their dedication to Nkarta.”

NKX019 is an allogeneic, off-the-shelf, chimeric antigen receptor (CAR) NK-cell therapy candidate engineered to deplete CD19-positive cells in B-cell mediated autoimmune disease. The approach leverages the potential advantages of NK cell therapy, including deep and rapid B-cell killing, a lower risk of cytokine release syndrome and neurotoxicity, the opportunity for potential fludarabine-free lymphodepletion to reduce toxicity, the added utility of on-demand dosing allowing for better accessibility, and the opportunity for repeated dosing as needed.

Clinical Program Progress and Upcoming Milestones

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Dosing of the first patient in Ntrust-1, a clinical trial of NKX019 for the treatment of lupus nephritis, reported in November 2024.
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Opening of enrollment for Ntrust-2, a clinical trial of NKX019 for the treatment of systemic sclerosis (SSc), idiopathic inflammatory myopathy (IIM, myositis) and ANCA-associated vasculitis (AAV), reported in December 2024.
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Dosing of the first patient in the investigator-sponsored trial (IST) of NKX019 for the treatment of systemic lupus erythematosus (SLE) led by researchers at the Columbia University Irving Medical Center, reported in November 2024.
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Clearance of the IND for the IST of NKX019 for the treatment of myasthenia gravis (MG) led by researchers at the University of California, Irvine and the University of Kansas Medical Center, reported in December 2024.
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The dosing schedule of NKX019 was harmonized across all four clinical trials in the fourth quarter of 2024. Patients receive NKX019 on Days 0, 3 and 7 following single-agent lymphodepletion with cyclophosphamide.
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Preliminary clinical data from the Ntrust-1 and Ntrust-2 clinical trials is planned for the second half of 2025. The update is expected to include clinical response with available follow-up from a group of patients in the Ntrust-1 and Ntrust-2 studies.

Fourth Quarter and Full Year 2024 Financial Highlights

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Nkarta had cash, cash equivalents, restricted cash, and investments in marketable securities of $380.5 million as of December 31, 2024.
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Research and development (R&D) expenses were $96.7 million for the full year 2024 and $23.1 million for the fourth quarter of 2024. Non-cash stock-based compensation expense included in R&D expense was $8.0 million for the full year 2024 and $1.8 million for the fourth quarter of 2024.
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General and administrative (G&A) expenses were $31.5 million for the full year 2024 and $7.8 million for the fourth quarter of 2024. Non-cash stock-based compensation expense included in G&A expense was $8.8 million for the full year 2024 and $2.1 million for the fourth quarter of 2024.
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Net loss was $108.8 million, or $1.60 per basic and diluted share, for the full year 2024. This net loss includes non-cash charges of $22.9 million that consisted primarily of share-based compensation and depreciation expenses. Net loss was $25.9 million, or $0.35 per basic and diluted share, for the fourth quarter of 2024. This net loss includes non-cash charges of $4.9 million that consisted primarily of share-based compensation and depreciation expenses.

Restructuring Expenses and Financial Guidance

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Cash payments resulting from the restructuring are estimated to be $5.5 to $6.5 million.
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Nkarta anticipates its cash and cash equivalents to be sufficient to fund its current operating plan into 2029, an extension of its cash runway by more than one year based on cost reductions to be realized from the restructuring.

About NKX019

NKX019 is an allogeneic, cryopreserved, off-the-shelf immunotherapy candidate that uses natural killer (NK) cells derived from the peripheral blood of healthy adult donors. It is engineered with a humanized CD19-directed chimeric antigen receptor (CAR) for enhanced cell targeting and a proprietary, membrane-bound form of interleukin-15 (IL-15) for greater persistence and activity without exogenous cytokine support. CD19 is a biomarker for normal B cells as well as those implicated in autoimmune disease and B cell-derived malignancies. Nkarta is evaluating NKX019 in multiple autoimmune conditions.

About the Ntrust™ Clinical Trials in Autoimmune Disease

Ntrust-1 (NCT06557265) and Ntrust-2 (NCT06733935) are multi-center, open label, dose escalation clinical trials that build on academic studies of durable, drug-free remissions in patients with autoimmune disease after CD19-targeted cell therapy. Both trials will assess the safety of NKX019 in people living with autoimmune diseases as well as its ability to enable long-term remissions via a “reset” of the immune system through the elimination of pathogenic B cells.

Ntrust-1 is enrolling patients with lupus nephritis. Ntrust-2 is enrolling patients with systemic sclerosis (scleroderma), idiopathic inflammatory myopathy (myositis), or ANCA-associated vasculitis (AAV).

In both studies, patients receive a three-dose cycle of NKX019 on Days 0, 3 and 7 following single-agent lymphodepletion with cyclophosphamide, an agent with an established safety profile across autoimmune diseases. Leveraging the engineering of NKX019, no patients in either trial will receive supplemental cytokines or antibody-based therapeutics. This approach is designed to evaluate the single-agent activity of NKX019 and facilitate a more rapid path to regulatory approval. Patients in Ntrust-1 may also receive additional cycles to restore response. Each trial is designed to initially enroll up to 12 patients.

About the Investigator-Sponsored Clinical Trial of NKX019 for Systemic Lupus Erythematosus

The single-center, single-arm, open-label Phase 1 investigator-sponsored clinical trial (NCT06518668) is designed to enroll up to 6 patients with systemic lupus erythematosus, regardless of renal involvement, and will evaluate safety and clinical outcomes in a potentially different population than Ntrust-1. Translational and biomarker studies, including autoantibodies, cytokine profiles and pharmacokinetics are also planned. Patients receive NKX019 following single-agent lymphodepletion with cyclophosphamide. The clinical trial is being led by Anca D. Askanase, M.D., M.P.H., Director, Lupus Center at Columbia University Irving Medical Center and the Director of Rheumatology Clinical Trials.

About the Investigator-Sponsored Clinical Trial of NKX019 for Generalized Myasthenia Gravis
The single-arm, open-label Phase 1 investigator-sponsored clinical trial is designed to enroll patients with generalized myasthenia gravis, and will evaluate safety and clinical outcomes. Translational and biomarker studies, including autoantibodies, cytokine profiles and pharmacokinetics are planned. Patients will receive NKX019 following single-agent lymphodepletion with cyclophosphamide. The clinical trial is being co-led by Ali A. Habib, M.D., Clinical Professor of Neurology at the University of California, Irvine, and other investigators.

About Nkarta

Nkarta is a clinical-stage biotechnology company advancing the development of allogeneic, off-the-shelf natural killer (NK) cell therapies for autoimmune diseases. By combining its cell expansion and cryopreservation platform with proprietary cell engineering technologies, Nkarta is building a pipeline of future cell therapies engineered for deep therapeutic activity and intended for broad access in the outpatient treatment setting. For more information, please visit the company’s website at www.nkartatx.com.

Cautionary Note on Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would” and "future" or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include, but are not limited to, statements concerning Nkarta’s expectations regarding any or all of the following: Nkarta’s position, plans, strategies, and timelines for the continued and future clinical development and commercial potential of NKX019 (including the plans for Nkarta’s investigator-sponsored clinical trials, the future availability and disclosure of clinical data and other updates from Nkarta’s clinical trials, and the regulatory pathway for NKX019); the therapeutic potential, accessibility, tolerability, advantages, and safety profile of NK cell therapies, including NKX019 for the treatment of autoimmune diseases, such as lupus, systemic sclerosis, myositis, vasculitis, and myasthenia gravis; the expected cost associated with and impact of the restructuring; and Nkarta’s expected cash runway.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Nkarta’s limited operating history and historical losses; Nkarta’s lack of any products approved for sale and its ability to achieve profitability; the risk that the results of preclinical studies and early-stage clinical trials may not be predictive of future results; Nkarta’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Nkarta’s dependence on the clinical success of NKX019; that Nkarta may be delayed in initiating, enrolling or completing its clinical trials; competition from third parties that are developing products for similar uses; Nkarta’s ability to obtain, maintain and protect its intellectual property; Nkarta’s dependence on third parties in connection with manufacturing, clinical trials and pre-clinical studies; the complexity of the manufacturing process for CAR NK cell therapies; and the success of Nkarta’s recent (and any future) cost containment measures.

These and other risks and uncertainties are described more fully in Nkarta’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Nkarta’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the SEC on November 7, 2024, and Nkarta’s other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Nkarta undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Nkarta, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Operating expenses
Research and development	$23,127	$23,322	$96,744	$96,773
General and administrative	7,796	7,863	31,450	34,877
Total operating expenses	30,923	31,185	128,194	131,650
Loss from operations	(30,923)	(31,185)	(128,194)	(131,650)
Other income, net:
Interest income	4,894	3,456	19,317	14,107
Other income (expense), net	94	(25)	87	42
Total other income, net	4,988	3,431	19,404	14,149
Net loss	$(25,935)	$(27,754)	$(108,790)	$(117,501)

Net loss per share, basic and diluted	$(0.35)	$(0.57)	$(1.60)	$(2.40)
Weighted average shares used to compute net loss per share, basic and diluted	73,595,401	49,100,140	67,865,323	49,014,300

Nkarta, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	December 31,
	2024	2023
Assets
Cash, cash equivalents, restricted cash and investments	$380,489	$250,932
Property and equipment, net	74,658	79,326
Operating lease right-of-use assets	36,014	39,949
Other assets	10,042	8,678
Total assets	$501,203	$378,885
Liabilities and stockholders' equity
Accounts payable, accrued and other liabilities	$12,954	$17,261
Operating lease liabilities	80,273	88,339
Total liabilities	93,227	105,600
Stockholders’ equity	407,976	273,285
Total liabilities and stockholders' equity	$501,203	$378,885

Nkarta Media/Investor Contact:

Nadir Mahmood

Nkarta, Inc.

nmahmood@nkartatx.com